Exhibit 99.1

Inspire Medical Systems, Inc. Announces Third Quarter 2023 Financial Results and Updates 2023 Outlook

Inspire Reports Year-over-Year Revenue Growth of 40% in the Third Quarter

MINNEAPOLIS, Minnesota - November 7, 2023 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea (OSA), today reported financial results for the quarter ended September 30, 2023.

Recent Business Highlights
•Generated revenue of $153.3 million in the third quarter of 2023, a 40% increase over the same quarter last year
•Achieved gross margin of 84.1% in the third quarter of 2023
•Reduced loss per share to 29 cents compared to 60 cents in the prior year period
•Activated 62 new centers in the U.S. in the third quarter of 2023, bringing the total to 1,107 U.S. medical centers providing Inspire therapy
•Created 13 new U.S. sales territories in the third quarter of 2023, bringing the total to 274 U.S. sales territories
•Surpassed 50,000 patients treated with Inspire therapy

"We are pleased with our strong performance in the third quarter, growing revenue 40% year-over-year. Our growth continues to be driven primarily by higher utilization at existing sites and was complemented by the addition of 62 new implanting centers and 13 new U.S. sales territories," said Tim Herbert, President, and Chief Executive Officer of Inspire Medical Systems. "During the quarter, we achieved several important milestones, including surpassing 50,000 patients implanted with Inspire therapy and we also made significant progress with market access by expanding coverage policies with several large national health plans to include our recently expanded indications."

“Early in the year, we implemented a pilot program regarding prior authorization submissions by our customers, and in tracking the results of the program, we observed a decline in prior authorization submissions for patients seeking Inspire therapy,” continued Mr. Herbert. “After recognizing this trend, we reinvigorated our efforts to facilitate patient access to Inspire therapy by more closely engaging with our customers with the prior authorization submission process, including involving our corporate prior authorization team to assure consistency and accuracy of submissions. These challenges had a short-term impact on the number of implant procedures early in the third quarter, but the increase in patient prior authorizations at the end of the quarter reinforces our confidence in the fourth quarter and beyond. Therefore, we are increasing our full-year revenue to be in the range of $608 to $612 million, up from $600 to $610 million, representing a 49% to 50% increase compared to 2022."

Third Quarter 2023 Financial Results

Revenue was $153.3 million for the three months ended September 30, 2023, a 40% increase from $109.2 million in the corresponding period in the prior year. U.S. revenue for the quarter was $147.5 million, an increase of 39% as compared to the prior year quarter. Third quarter revenue outside the U.S. was $5.8 million, an increase of 99% as compared to the third quarter of 2022.

Gross margin was 84.1% for the three months ended September 30, 2023, compared to 81.9% for the corresponding prior year period. Recall in the third quarter of 2022, we had inventory obsolescence charges associated with new product launches which negatively impacted gross margin.

Operating expenses increased to $142.4 million for the third quarter of 2023, as compared to $106.6 million in the corresponding prior year period, an increase of 34%. This increase primarily reflected ongoing investments in the expansion of the U.S. sales organization, direct-to-patient marketing programs, continued product development efforts, as well as increased general corporate costs.

Net loss was $8.5 million for the third quarter of 2023, as compared to $16.8 million in the corresponding prior year period. The diluted net loss per share for the third quarter of 2023 was $0.29 per share, as compared to $0.60 in the prior year period.

As of September 30, 2023, cash, cash equivalents, and investments increased to $467.2 million from $451.4 million on December 31, 2022.

Full Year 2023 Guidance

Inspire is increasing and narrowing its full year 2023 revenue guidance to between $608 million to $612 million, which represents growth of 49% to 50% over full year 2022 revenue of $407.9 million. This compares to the prior revenue guidance of $600 million to $610 million.

The Company is maintaining its full year 2023 gross margin guidance of 83% to 85%.

Inspire is also maintaining its guidance relating to the opening of new U.S. medical centers of 52 to 56 per quarter for the remaining quarter of the year, as well as its guidance of 12 to 14 new U.S. territories for the fourth quarter of 2023.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, November 7, 2023, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

To access the conference call, please preregister on
https://register.vevent.com/register/BI1b19ca88a7ac4c3bb9f3432b25f72365. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/qv623ga2/. A replay of the webcast will be available on https://investors.inspiresleep.com starting approximately two hours after the event and archived on the site for two weeks.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2023 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2023 and the impact of such additions, and our strategy and investments to grow and scale our business. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of COVID-19; general and international economic, political, and other risks, including currency, inflation, stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as updated in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this press release.

Investor & Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443

Inspire Medical Systems, Inc.
Consolidated Statements of Operations and Comprehensive Loss (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$153,302	$109,188	$432,291	$269,956
Cost of goods sold	24,382	19,786	68,522	43,963
Gross profit	128,920	89,402	363,769	225,993
Operating expenses:
Research and development	29,144	20,993	85,484	47,397
Selling, general and administrative	113,247	85,603	327,853	225,853
Total operating expenses	142,391	106,596	413,337	273,250
Operating loss	(13,471)	(17,194)	(49,568)	(47,257)
Other (income) expense:
Interest and dividend income	(5,495)	(1,350)	(14,690)	(1,681)
Interest expense	—	656	—	1,677
Other expense, net	224	101	268	290
Total other (income) expense	(5,271)	(593)	(14,422)	286
Loss before income taxes	(8,200)	(16,601)	(35,146)	(47,543)
Income taxes	340	246	770	488
Net loss	(8,540)	(16,847)	(35,916)	(48,031)
Other comprehensive loss:
Foreign currency translation loss	(181)	(148)	(4)	(106)
Unrealized gain (loss) on investments	122	(14)	134	(202)
Total comprehensive loss	$(8,599)	$(17,009)	$(35,786)	$(48,339)
Net loss per share, basic and diluted	$(0.29)	$(0.60)	$(1.23)	$(1.73)
Weighted average common shares used to compute net loss per share, basic and diluted	29,365,968	28,226,345	29,229,626	27,782,093

Inspire Medical Systems, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$329,897	$441,592
Investments, short-term	134,317	9,821
Accounts receivable, net of allowance for credit losses of $1,376 and $36, respectively	71,460	61,228
Inventories, net	26,115	11,886
Prepaid expenses and other current assets	7,802	5,505
Total current assets	569,591	530,032
Investments, long-term	2,961	—
Property and equipment, net	32,249	17,249
Operating lease right-of-use assets	23,081	6,880
Other non-current assets	11,612	10,715
Total assets	$639,494	$564,876
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$40,031	$26,847
Accrued expenses	29,964	34,339
Total current liabilities	69,995	61,186
Operating lease liabilities, non-current portion	25,173	7,536
Other non-current liabilities	146	146
Total liabilities	95,314	68,868
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value per share; 200,000,000 shares authorized; 29,403,189 and 29,008,368 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	29	29
Additional paid-in capital	904,293	820,335
Accumulated other comprehensive income (loss)	44	(86)
Accumulated deficit	(360,186)	(324,270)
Total stockholders' equity	544,180	496,008
Total liabilities and stockholders' equity	$639,494	$564,876